Question 77D

Changes to Small Cap Value/Perkins, Wolf, McDonnell Fund
1. Currently, the "Investment Information" section of the prospectus for the Small Cap Value/Perkins Wolf McDonnell Fund states that the fund will typically be comprised of 55 to 66 holdings. This reference is revised to state that generally the fund will generally be comprised of up to 80 holdings.
2. The following is added to the "Investment Information" section for this fund:
Generally, the fund will sell a security if the issuer reaches $3 billion in market capitalization.